Exhibit 3.17
DELAWARE
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “PROPHET 21, INC.” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     RESTATED CERTIFICATE, FILED THE TWENTY-FIRST DAY OF JANUARY, A.D. 2003, AT 11:57 O’CLOCK A.M.
     CERTIFICATE OF MERGER, FILED THE THIRTEENTH DAY OF SEPTEMBER, A.D. 2005, AT 10:15 O’CLOCK A.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 4617127

DATE: 03-24-06

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:57 AM 01/21/2003 030039633 – 2361898
CERTIFICATE
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PROPHET 21, INC.
* * * * *
Adopted in accordance with the provisions
of §242 and §245 of the General Corporation Law
of the State of Delaware
* * * * *
          The undersigned, on behalf of Prophet 21, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on December 2, 1993, (the “Original Certificate) under the name of Prophet 21, Inc,
     SECOND: The Board of Directors of the Corporation duly adopted resolutions in accordance with §242 and §245 of the General Corporation Law of the State of Delaware authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a pert hereof (the “Restated Certificate”).
     THIRD: In accordance with §228, §242 and §245 of the General Corporation Law of the State of Delaware, the Restated Certificate was duly approved and adopted pursuant to a written consent signed by the holders at least a majority of the issued and outstanding shares of capital stock entitled to vote as a class, whether to not entitled to vote thereon, of the Corporation. Written notice has been given to the stockholders who have not consented in writing.
* * * * *

          IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate of Incorporation this 21st day of January, 2003.

Prophet 21, Inc., a Delaware corporation

By:	/s/ Charles L. Boyle, III Name: Charles L. Boyle, III
Title: President/Chief Executive Officer

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
PROPHET 21, INC.
ARTICLE ONE.
          The name of the Corporation is Prophet 21, Inc.
ARTICLE TWO.
          The address of the Corporation’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE.
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR.
A. AUTHORIZED SHARES
          The total number of shares of capital stock which the Corporation has authority to issue is 20,075,000 shares, consisting of
     (1) 75,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and
     (2) 20,000,000 shares of Common Stock, par value 9.01 per share (“Common”).
          The shares of Preferred Stock and Common shall have the rights, preferences and limitations set forth below,
B. PREFERRED STOCK TERMS
          Section 1. Dividends.
          1A. General Obligation. When and as declared by the Corporation’s Board of Directors (the “Board”) and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Preferred Stock (a “Preferred Share”) shall accrue on a quarterly basis at the rate of 8% per annum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Corporation or the redemption of such Preferred Share by the Corporation or (ii) the date on which such Preferred Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accreted and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share.
          1B. Dividend Reference Dates. To the extent not paid on the last business day of each March, June, September and December of each year, beginning the last business thy of March, 2003 (the “Dividend Reference Dates”), all dividends which have accrued on each Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid to the holder thereof.
          1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at my time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Preferred Shares held by each such holder.
          Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Preferred Shares held by such holder (plus ell accrued and unpaid dividends thereon), and the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Preferred Stock arc insufficient to permit payment to such holders of the aggregate amount which they me entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Shares held by each such bolder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Preferred Share and each share of Common in connection with such liquidation, dissolution or winding up.

          Section 3. Priority of Preferred Stock on Dividends and Redemptions. So long as any Preferred Stock remains outstanding Without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common from present or forma employee of the Corporation and its Subsidiaries in accordance with employment agreements in effect with respect to such employees.
          Section 4. Redemptions.
          4A. Scheduled Redemptions. The Corporation shall redeem all of the outstanding Preferred Shares on December 31, 2009 (the “Scheduled Redemption Date”), at a price per Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).
          4B. Optional Redemptions. The Corporation (upon approval by the Board) may at any time and from time to time (with the approval of a majority of the holders of the Preferred Stock) redeem all or any portion of the Preferred Shares then outstanding. Upon any such redemption, the Corporation shall pay a price per Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Redemptions made pursuant to this paragraph shall not relieve the Corporation of its obligation to redeem remaining Preferred Shares on the Scheduled Redemption Date.
          4C. Redemption After Public Offering. The Corporation shall, at the request (by written notice given to the Corporation) of the holders of a majority of the Preferred Shares, apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem Preferred Shares at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Such redemption shall take place on a date fixed by the Corporation which date shall be not more than five days after the Corporation’s receipt of such proceeds. Redemptions made pursuant to this paragraph shall not relieve the Corporation of its obligation to redeem Preferred Shares on the Scheduled Redemption Date.
          4D. Redemption Payments. For each Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Preferred Share) an amount in immediately available funds equal to the Liquidation Value of such Preferred Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Preferred Shares on any Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds which are legally available shall he used to redeem the maximum possible number of Preferred Shares pro rata among the holders of the Preferred Shares to be redeemed based upon the aggregate Liquidation Value of such Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Shares, such funds shall immediately be used to redeem the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.
          4E. Notice of Redemption. Except as otherwise provided herein or in an agreement with a holder of Preferred Stock, the Corporation shall mail written notice of each redemption of any Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Preferred Shares.
          4F. Determination of the Number of Each Holder’s Preferred Shares to be Redeemed. The number of Preferred Shares to be redeemed from each holder thereof in redemptions hereunder (including redemptions contemplated by Section 4J hereof) shall be the number of Preferred Shares determined by multiplying the total number of Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Preferred Shares then held by such holder and the denominator of which shall be the total number of Preferred Shares then outstanding.
          4G. Dividends After Redemption Date. No Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Preferred Share. On such date, all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall no longer be deemed to be issued and outstanding.
          4H. Redeemed or Otherwise Acquired Preferred Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.
          4I. Other Special Redemptions.
          (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock, but in any event such notice shall not be given later than five days prior to the occurrence of such Change in Ownership, and the Corporation shall give each holder of Preferred Stock prompt written notice of any Material change in the terms or timing of such transaction. The holder or holders of a majority of the Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holders at a price per Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) five days prior to the consummation of the Change in Ownership (the “Expiration Date”). If the holder or holders of a majority of the Preferred Shares then outstanding so require the Corporation to redeem all or any portion of the Preferred Stock owned by such holders, the Corporation shall give prompt written notice of any such election to all other holders of Preferred

Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Preferred Stock owned by such holder, provided that, if such election has been made by the holder or holders of a majority of the Preferred Stock then outstanding to redeem all of the Preferred Stock held by them, then each such other holder of Preferred Stock shall be automatically deemed to have made an election to have redeemed all of the Preferred Stock owned by them and any election to the contrary shall be given no force or effect.
          Upon receipt or deemed receipt of such election(s), the Corporation shall be obligated to redeem all of the Preferred Shares specified pursuant to this paragraph 4I(i) to be redeemed on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt or deemed receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Preferred Stock may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.
          The term “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Preferred Stock as of the closing date of the Purchase Agreement, together with their Affiliates, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.
          (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Preferred Shares then outstanding, may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holders at a price per Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. If the holder or holders of a majority of the Preferred Shares then outstanding so require the Corporation to redeem all or any portion of the Preferred Stock owned by such holders, the Corporation shall give prompt written notice of such election to all other holders of Preferred Stock it in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Preferred Stock owned by such holder; provided that, if such election has been made by the holder or holders of a majority of the Preferred Stock then outstanding to redeem all of the Preferred Stock held by them, then each such other holder of Preferred Stock shall be automatically deemed to have made an election to have redeemed all of the Preferred Stock owned by them and any election to the contrary shall be given no force or effect.

          Upon receipt or deemed receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Preferred Shares specified pursuant to this paragraph 4I(ii) to be redeemed upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith than be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Preferred Stock may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.
          The term “Fundamental Change” means (a) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the surviving corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s bond of directors.
          (iii) Redemptions made pursuant to this paragraph 41 shall not relieve the Corporation of its obligation to redeem remaining Preferred Stock on the Scheduled Redemption Date pursuant to paragraph 4A above.
          4J. Other Redemptions or Acquisitions. Subject to sections 4D, 4E and 4F, which shall apply to all redemptions and acquisitions made pursuant to this Section 4J, the Corporation may, and may permit any Subsidiary to, redeem or otherwise acquire any Preferred Shares pursuant to an agreement with a holder of Preferred Stock that has been approved by the Board.
          Section 5. Voting Rights. Except as otherwise required by applicable law, the Preferred Stock shall have no voting rights; provided that each holder of Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.
          Section 6. Events of Noncompliance.
          6A. Definition. An Event of Noncompliance shall have occurred if:
          (i) the Corporation fails to make any redemption payment with respect to the Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;
          (ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or atonement set forth herein or in the Purchase Agreement and such breach or failure is not cured within 30 days following written notice from holders of a majority of the Investor Preferred or holders of a majority of the Investor Common (each as defined in the Purchase Agreement) to the Corporation or is incapable of being cured;
          (iii) any representation or warranty contained in the Purchase Agreement and applicable to the Corporation or any information contained in writing required to be furnished by the Corporation or any Subsidiary to any holder of Preferred Stock, is false or misleading in any material respect on the date made or furnished;
          (iv) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is catered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;
          (v) a judgment in excess of $200,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or
          (vi) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement related to Indebtedness (as defined in the Purchase Agreement) if the effect of such default is to cause an amount exceeding $200,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $200,000 to become due prior to its stated maturity.
          6B. Consequences of Events of Noncompliance.
          (i) If an Event of Noncompliance has occurred and is continuing, the dividend rate on the Preferred Stock shall increase immediately by an increment of 6 percentage point(s). Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of 2 percentage point(s) (but in no event shall the dividend rate exceed 18%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

          (ii) If an Event of Noncompliance, other than an Event of Noncompliance of the type described in subparagraph 6A(iv), has occurred and is continuing, the holder or holders of a majority of the Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Preferred Stock owned by such holder or holders at a price per Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption. If the funds of the Corporation legally available for such redemption arc insufficient to redeem the total number of Shares to be redeemed on such date pursuant to this paragraph, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of such Shares held by each such holder.
          (iii) If an Event of Noncompliance of the type described in subparagraph 6A(iv) has occurred, all of the Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Preferred Stock) at a price pa Share equal to the liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Preferred Stock upon the occurrence of such Event of Noncompliance.
          (iv) If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.
          Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.
          Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Preferred Shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been filly paid on such lost, stolen, destroyed or mutilated certificate.
          Section 9. Certain Definitions.
          “Affiliate” of any particular Person or entity means any other Person or entity controlling, controlled by or under common control with such particular Person or entity.
          “Change in Ownership” has the moaning set forth in paragraph 4I hereof.
          “Fundamental Change” has the meaning set forth in paragraph 4I hereof.
          “Junior Securities” mean any capital stock or other equity securities of the Corporation, except for the Preferred Stock.
          “Liquidation Value” of any Preferred Share as of any particular date shall be equal to $1,000.00.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
          “Purchase Agreement” means that certain Purchase Agreement, dated as of January 21, 2003 among the Corporation, Thoma Cressey Fund VII, L.P., Thoma Cressey Friends Fund VII, L.P., LLR Equity Partners, L.P., LLR Equity Partners Parallel, L.P., and the Executives named therein, as amended or otherwise modified from time to time according to its terms.
          “Redemption Date” as to any Preferred Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value (plus all accrued and unpaid dividends thereon) of such Preferred Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner or managing member of such limited liability company, partnership, association or other business entity. Reference to any “Subsidiary” of the Corporation shall be given effect only at such times as the Corporation has one or more Subsidiaries.
          Section 10. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article 4B without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 75% of the Preferred Stock then outstanding.
          Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, or by facsimile and shall be deemed to have been given when so mailed, upon machine-generated acknowledgment of receipt after transmittal by facsimile, or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing to the Corporation by any such holder).
C. COMMON STOCK
          Section 1. Voting Rights. Except as otherwise required by applicable law, all holders of Common shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation.
          Section 2. Dividends. After dividends on the Preferred Stock shall have been paid or set apart for payment (to the extent such Preferred Stock may be entitled thereto), subject to the provisions of Section 1 of Part B and to the provisions of any Junior Securities that are senior to the Common Stock, the Board may declare a dividend upon the Common out of the unrestricted and unreserved surplus of the Corporation. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common shall be entitled to receive dividends on such shares of Common.

          Section 3. Liquidation. Subject to the provisions of the Preferred Stock and to the provisions of any Junior Securities that are senior to the Common, the holders of Common shall be entitled to participate in all distributions to the holders of capital stock of the Corporation in any liquidation, dissolution or winding up of the Corporation.
          Section 4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common. Upon the surrender of any certificate representing shares of any class of Common at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in from to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
          Section 5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Common, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
          Section 6. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article 4C without the prior written consent of the holders of 80% of the then outstanding shares of Common.
          Section 7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder), and said Certificate of Incorporation shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of Delaware law.
ARTICLE FIVE.
          The Corporation is to have perpetual existence.

ARTICLE SIX.
          In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.
ARTICLE SEVEN.
          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE EIGHT.
          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE NINE.
          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:18 AM 09/13/2005
FILED 10:15 AM 09/13/2005
SRV 050746766 – 4014865 FILE
CERTIFICATE OF MERGER
MERGING
P21 MERGER CORPORATION
WITH AND INTO
PROPHET 21, INC.
September 13, 2005
Pursuant to Section 251 of the Delaware General Corporation Law
     Prophet 21, Inc., a Delaware corporation (the “Corporation”), for the purpose of merging P21 Merger Corporation, a Delaware corporation (“P21 Merger Corporation”), with and into the Corporation (the “Merger”), does hereby certify as follows:
     1. Prophet 21, Inc., a Delaware corporation, and P21 Merger Corporation, a Delaware corporation, are the constituent corporations of the Merger.
     2. An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed, and acknowledged by the Corporation and P21 Merger Corporation in accordance with Section 251 of the Delaware General Corporation Law.
     3. The name of the surviving corporation of the Merger is Prophet 21, Inc. (the “Surviving Corporation”).
     4. The certificate of incorporation of the Surviving Corporation, as in effect at the effective time of the Merger, shall be amended and restated in its entirety in the form of the Second Amended and Restated Certificate of Incorporation set forth on Exhibit A hereto.
     5. The Merger shall be effective immediately upon filing.
     6. The fully executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 19 West College Avenue, Yardley, PA 19067.
     7. A copy of the fully executed Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Corporation or P21 Merger Corporation.
* * * * *
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     IN WITNESS WHEREOF, Prophet 21, Inc. has caused this Certificate of Merger to be executed as of the date first written above.

PROPHET 21, INC.

By:	/s/ Thomas M. Giuliani
Name:	Thomas M. Giuliani
Title:	Chief Executive Officer
[Signature Page to Certificate of Merger]

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OP INCORPORATION
OF
PROPHET 21, INC.
     FIRST: The name of the corporation is Prophet 21, Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle (zip code 19808). The name of the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares, par value $0.01 per share, designated Common Stock.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and the bylaws of the Corporation.
     SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws DC enter into agreements with any such person for the purpose of providing for such indemnification.
     EIGHTH: The Corporation hereby elects in this, its original Certificate of Incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
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